Exhibit 99.1

FOR:                      AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:           Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:                      KM/KCSA  - Investor Relations
CONTACT:           Roni Gavrielov
011-972-3-516-7620
roni@km-ir.co.il

Jeff Corbin / Marybeth Csaby
212-896-1214 / 212-896-1236
jcorbin@kcsa.com / mcsaby@kcsa.com

FOR:                      PM-PR Media consultants
CONTACT:           Zeev Feiner
011-972-50-790-7890
z@pm-pr.com

Ampal-American Israel Corporation Reports Second Quarter 2010 Financial
 Results

TEL AVIV, Israel, August 4, 2010 – Ampal-American Israel Corporation (Nasdaq: AMPL), a holding company with experience in acquiring interests in various businesses with emphasis in recent years on energy, communications and related fields, today announced financial results for the first quarter ended June 30, 2010.

For the quarter ended June 30, 2010, Ampal recorded revenues of $207.1 million, compared to revenues of $95.3 million for the corresponding period in 2009.

Net loss for the quarter was ($1.2) million, or ($0.02) per basic and diluted share, compared to a net loss of ($13.4) million, or ($0.24) per basic and diluted share, for the corresponding period in 2009.

Ampal also noted that for the six-month period ended June 30, 2010, Ampal recorded revenues of $371.8 million compared to revenues of $206.0 million for the corresponding period of 2009.

Net loss for the six-month period ended June 30, 2010 increased to ($10.0) million, or ($0.18) per basic and diluted share, compared to a net loss of ($0.9) million, or ($0.02) per basic and diluted share, for the corresponding period in 2009.

As of June 30, 2010, the Company had cash, cash equivalents, other financial investments and deposits of $83.6 million.

Ampal ended the quarter with total assets of $1,217.9 million and shareholders' equity of $204.0 million, as compared to $897.1 million and $235.6 million, respectively at June 30, 2009, and compared to $920.6 million and $222.0 million, respectively at December 31, 2009.

012 Smile Telecom Ltd. (“012 Smile”) results for the quarter ended June 30, 2010 were as follows:

●	For the quarter ended June 30, 2010 012 Smile showed continued growth in revenues.

●	Second quarter revenues were approximately $78 million compared to approximately $73 million in the second quarter of 2009 as reported by 012 Smile.Communications Ltd.

●	Adjusted EBITDA1 remains stable at $17 million as in the second quarter of 2009 as reported by 012 Smile.Communications Ltd.

Gadot Chemical Tankers and Terminals Ltd. (“Gadot”) results for the quarter ended June 30, 2010 were as follows:

●	Revenues of $113 million, up by 23% compared to the second quarter of 2009.

●	Adjusted EBITDA increased to approximately $6 million compared to approximately $3 million in the second quarter of 2009.

Mr. Maiman, the Chairman, President and CEO of Ampal said, “This is the first quarter that 012 Smile was fully integrated into Ampal's financial results and operations.  012 Smile has consistently performed well and has steadily generated increasing revenues. Our focus going forward is on growing the business by carefully looking into expanding 012 Smile into new areas, including the cellular market, while maintaining the operation’s commitment to its core business."

Mr. Maiman further stated that "Our Gadot investment also performed well during the quarter with revenues and EBITDA increasing over the corresponding quarter in 2009.  We are looking into further acquisitions synergetic to Gadot’s business in existing and new territories."

Mr. Maiman continued "While the quarter ended with a net loss of $1.2 million, the net loss includes $9.1 million of depreciation required under US GAAP for the purchase price allocations of the Gadot and 012 Smile acquisitions."

1  Adjusted EBITDA is defined as earnings before interest, income tax provision, depreciation and amortization, adjusted for non recurring expenses.  Adjusted EBITDA is a non-GAAP financial measure, and a reconciliation of adjusted EBITDA to Revenues and Expenses is provided in this press release.

In regard to East Mediterranean Gas Company S.A.E. ("EMG"), in which Ampal has a 12.5% interest, Mr. Maiman expressed satisfaction with its performance during the last twelve months. “In both marketing and operations EMG reached its targets,” He said. “With signed contracts that cover in the aggregate more than 65 BCM over a twenty years period of contracts, a potential total contracted revenue stream to EMG in excess of $10 billion and with further gas sale negotiations under way, we are confident that EMG will reach its marketing targets in the coming year as well.”

The Company’s investments presentation will be available via the Internet at the Company’s website at http://www.ampal.com.

FINANCIAL HIGHLIGHTS
(In thousands, except earnings per share)

	Three Months Ended June 30, (Unaudited)		Six Months Ended June 30, (Unaudited)
	2010	2009	2010	2009
Revenues	207,109	95,328	371,842	205,997
Net (loss) gain	(1,211)	(13,404)	(10,016)	(910)
Basic EPS (loss) gain per Class A share	(0.02)	(0.24)	(0.18)	(0.02)

	June 30, 2010	June 30, 2009	December 31, 2009
Total Assets	1,217,889	897,141	$920,600
Ampal's Shareholders' Equity	203,955	235,625	$222,070

RECONCILIATION OF REVENUES AND EXPENSES TO ADJUSTED EBITDA FOR 012 SMILE
AND FOR 012 SMILE.COMMUNICATIONS LTD. (U.S. Dollars in millions)

	January 2010	February 1 to June 30, 2010 (Unaudited)	Six Months Ended June 30, 2010 (Unaudited)	Six Months Ended June 30, 2009 (Unaudited) (1)	Three Months Ended June 30, 2010 (Unaudited)	Three Months Ended June 30, 2009 (Unaudited) (1)
Revenues	26	130	156	147	78	73
Expenses	(19)	(92)	(111)	(101)	(56)	(51)
Profit	7	38	45	46	22	22
Marketing, sales, general, administrative and other expenses	(5)	(28)	(33)	(25)	(17)	(12)
Depreciation and amortization	4	20	24	14	12	7
EBITDA	6	30	36	35	17	17
Non-recurring and stock compensation expenses	*	*	*	*	*	*
Adjusted EBITDA	6	30	36	35	17	17

* Less than 1.

(1) all data on 012 Smile.Communications Ltd. prior to the acquisition of its business by 012 Smile is based on publicly available information of B Communications Ltd. (f/k/a 012 Smile.Communications Ltd.) on the Tel Aviv Stock Exchange and NASDAQ.

RECONCILIATION OF REVENUES AND EXPENSES TO ADJUSTED EBITDA FOR GADOT (U.S. Dollars in millions)

	Six Months Ended June 30, 2010 (Unaudited)	Six Months Ended June 30, 2009 (Unaudited)	Three Months Ended June 30, 2010 (Unaudited)	Three Months Ended June 30, 2009 (Unaudited)
Revenues	227	186	113	92
Expenses	211	172	105	85
Profit	16	14	8	7
Marketing, sales, General, administrative and other expenses	(14)	(12)	(6)	(7)
Depreciation and amortization	8	6	4	3
EBITDA	10	8	6	3
Non-recurring and stock compensation expenses	*	*	*	*
Adjusted EBITDA	10	8	6	3

* Less than 1.

Adjusted EBITDA is defined as earnings before interest, income tax provision, depreciation and amortization, adjusted for non recurring expenses.

Management believes adjusted EBITDA for 012 Smile and Gadot to be a meaningful indicator of their performance that provides useful information to investors regarding their financial condition and results of operations. Presentation of adjusted EBITDA is a non-GAAP financial measure commonly used by management to measure operating performance. While management considers adjusted EBITDA to be an important measure of comparative operating performance, it should be considered in addition to, but not as a substitute for, net income and other measures of financial performance reported in accordance with Generally Accepted Accounting Principles. Adjusted EBITDA does not reflect cash available to fund cash requirements. Not all companies calculate adjusted EBITDA in the same manner, and the measure as presented may not be comparable to similarly-titled measures presented by other companies.

About Ampal:
Ampal and its subsidiaries acquire interests primarily in businesses located in the State of Israel or that are Israel-related. Ampal is seeking opportunistic situations in a variety of industries, with a focus on energy, chemicals, communications and related sectors. Ampal’s goal is to develop or acquire majority interests in businesses that are profitable and generate significant free cash flow that Ampal can control. For more information about Ampal please visit our web site at www.ampal.com.

Safe Harbor Statement
Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to Ampal that are based on the beliefs of management of Ampal as well as assumptions made by and information currently available to the management of Ampal. When used in this press release, the words "anticipate," "believe," "estimate," "expect," "intend," "plan," and similar expressions as they relate to Ampal or Ampal's management, identify forward-looking statements. Such statements reflect the current views of Ampal with respect to future events or future financial performance of Ampal, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where Ampal's portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to Ampal or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Ampal's annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. Ampal assumes no obligation to update or revise any forward-looking statements.